INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Harvest States Cooperatives on Form S-1 of our reports on the consolidated financial statements of Harvest States Cooperatives, the Oilseed Processing and Refining Division
(a division of Harvest States Cooperatives), and the Wheat Milling Division (a division of Harvest States Cooperatives) dated August 19, 1996, December 10, 1996, and December 11, 1996, respectively, appearing in the prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such prospectus.


/s/ Deloitte & Touche LLP


Minneapolis, Minnesota
January 24, 1997